UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12.
SEACOAST BANKING CORPORATION OF FLORIDA

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant
Payment of filing fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 23, 2009
TO THE SHAREHOLDERS OF
SEACOAST BANKING CORPORATION OF FLORIDA:
     You are cordially invited to attend the Special Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast”) or the “Company”, which will be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida on Thursday, December 3, 2009, at 3:00 P.M., Local Time (the “Meeting”). At the Meeting, you will be asked to consider and vote upon the following proposed amendment to our Amended and Restated Articles of Incorporation.
     Our Board of Directors has unanimously approved and recommended increasing the number of authorized shares of common stock from 65 million to 130 million (the “Proposal”).
     Approving this Proposal is important to provide us flexibility in light of transactions that we successfully completed in August to strengthen our capital:
•	On August 19, 2009, we completed a public offering (the “Underwritten Offering”) of 29,300,000 shares of our common stock at a price to the public of $2.25 per share for total gross proceeds of approximately $66 million; and

•	On August 25, 2009, the underwriters of the Underwritten Offering exercised their over-allotment option to purchase an additional 4,375,000 shares of our common stock at the same price for additional gross proceeds of $9.3 million.
     In addition, on August 10, 2009, we announced a proposed sale of 6,000,000 shares of our common stock to CapGen Financial Partners’ designated affiliate (“CapGen”) in a separate offering (the “CapGen Offering”). CapGen’s designated affiliate intends to purchase shares of our common stock at $2.25 per share for total gross proceeds of approximately $13.5 million pursuant to a letter of intent (“LOI”). CapGen has completed its diligence of the Company, and the LOI with CapGen is subject to the execution and delivery of a definitive stock purchase agreement and contingent upon CapGen receiving the necessary regulatory approvals, and any approvals required of our shareholders, if any.
     Although we have sufficient authorized but unissued and unreserved shares of common stock to consummate the CapGen Offering without additional authorized shares of common stock, as a result of the transactions described above and the CapGen Offering, the current authorized but unissued and unreserved shares of common stock may be insufficient in the future after the CapGen Offering. We believe the Proposal, if approved, will benefit the shareholders of our common stock and provide us additional flexibility by increasing the authorized number of shares of common stock available from time to time for corporate purposes, including, among other things, raising additional capital; issuing stock for possible acquisition transactions; stock dividends or stock splits; and for general corporate purposes.
     Enclosed are the Notice of Special Meeting, the Proxy Statement, and the accompanying Proxy Card. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed Proxy Card and returning it to us or voting your proxy by any method specified in the Proxy Card as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person, even if you have previously voted by proxy.
     If you have any questions about the Proxy Statement, please call or write us.
Sincerely,

Dennis S. Hudson, III
Chairman & Chief Executive Officer

SEACOAST BANKING CORPORATION OF FLORIDA
815 Colorado Avenue
Stuart, Florida 34994
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 3, 2009
     Notice is hereby given that the Special Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) will be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Thursday, December 3, 2009, at 3:00 P.M., Local Time (collectively, with any adjournments or postponements, the “Meeting”), for the following purposes:
1.	Increase Authorized Capital Stock. To approve a proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) from 65,000,000 to 130,000,000 shares (“Proposal 1”);

2.	Adjournment of the Meeting. To grant the proxy holders discretionary authority to vote or to adjourn the Meeting from time to time to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 1.
     The enclosed Proxy Statement explains these proposals in greater detail. We urge you to read these materials carefully.
     Only shareholders of record at the close of business on October 14, 2009 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.
By Order of the Board of Directors

Dennis S. Hudson, III
Chairman & Chief Executive Officer
October 23, 2009
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SEACOAST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
OF SEACOAST BANKING CORPORATION OF FLORIDA
December 3, 2009
Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Shareholders on December 3, 2009, at 3:00 P.M. Local Time, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Special Meeting. The Notice, this proxy statement, and the proxy card enclosed are first being sent to shareholders on or about October 23, 2009.
QUESTIONS AND ANSWERS ABOUT THE PROXY SOLICITATION MATERIALS AND THE PROXY SOLICITATION
     Q: Date, time, place and purpose of the Meeting
     A: A Special Meeting of Shareholders of Seacoast, including any postponements or adjournments thereof (the “Meeting”), will be held at 3:00 P.M., Local Time, on Thursday, December 3, 2009, at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida. At the Meeting, Seacoast shareholders will be asked to approve (1) an amendment to Seacoast’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to increase the number of authorized shares of Common Stock; and (2) the adjournment of the Meeting from time to time, if necessary.
     Q: Who is soliciting my proxy?
     A: Seacoast’s Board of Directors is soliciting proxies to approve an amendment to our Articles of Incorporation. The Board of Directors is providing this proxy statement and the accompanying proxy card to holders of our Common Stock that was outstanding on the October 14, 2009 as the record date (the “Record Date”). This proxy statement contains important information for you to consider when deciding how to vote on this matter. Please read it carefully. This Notice of Special Meeting, Proxy Statement, and the accompanying proxy card may be accessed free of charge from the Internet at: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100425&gkp=203718, or www.sec.gov.
     Q: Who is entitled to give a proxy?
     A: The Board of Directors has set October 14, 2009 as the Record Date for determining holders of Common Stock entitled to give their proxy with respect to this solicitation. Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each holder of Seacoast Common Stock is entitled to one vote for each share of Seacoast Common Stock owned as of the Record Date. As of the Record Date, there were [52,849,629] shares of Seacoast Common Stock issued and outstanding.
     Q: Why is Seacoast proposing to increase its authorized shares of Common Stock?
     A: Seacoast is proposing to increase its authorized shares of Common Stock in order to meet possible future business and financing needs. The availability of these additional shares will provide Seacoast with the capability and flexibility to issue Common Stock for a variety of purposes that the Board of Directors may deem advisable in the future. These purposes include, among other things, raising additional capital; issuing stock for possible acquisition transactions; stock dividends or stock splits; and for general corporate purposes.

     Q: How do I vote at the Meeting?
     A: You are a shareholder of record if your shares of Seacoast Common Stock are held in your name on the Record Date. If you are a beneficial owner of Seacoast Common Stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.
     Shares of Seacoast Common Stock can only be voted if the shareholder is present in person or by proxy at the Meeting. To ensure your representation at the Meeting, we recommend you vote by proxy even if you plan to attend the Meeting. You can vote in person at the Meeting even if you previously provided a proxy.
     Instructions for voting are found on the proxy card. Shares of Seacoast Common Stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as how to vote at the Meeting, the persons named in the proxy will vote the shares “FOR” the amendment of the Articles of Incorporation to increase the authorized number of shares of Common Stock, and “FOR” the adjournment of the Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Meeting to approve the proposed amendment to the Articles of Incorporation. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the Meeting.
     You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote, and you need to vote each.
     Q: What if my shares are held in street name?
     A: If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. A majority of the outstanding shares of our Common Stock entitled to vote must be present in person or by proxy at the Meeting to constitute a quorum. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Meeting.
     If your shares are held in street name, you are invited to attend the meeting; however, you may not vote your shares of Common Stock held in street name in person at the Meeting unless you request and obtain a power of attorney or other authority from your broker, bank or other nominee who holds your shares and bring it to the Meeting.
     Q: How will my shares of Common Stock held in Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan be voted?
     A: If you are a participant in Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan, you are asked to vote the shares held in your account separately. Your voting instructions must be received prior to the Meeting to count. For the shares in your account in Seacoast’s Retirement Savings Plan, if you do not properly complete and return a proxy solicitation card, then the trustee of the Retirement Savings Plan will vote, or not vote, in its sole discretion the shares of Common Stock in your account. However, for shares held in your account in the Employee Stock Purchase Plan, your shares will not be voted if you do not give voting instructions as to such shares by proxy.

     Q: How will my shares of Common Stock held in Seacoast’s Dividend Reinvestment and Stock Purchase Plan be voted?
     A: If you are a participant in Seacoast’s Dividend Reinvestment and Stock Purchase Plan, your completed proxy will serve as voting instructions to the administrator. Shares held in a participant’s plan account will be combined and voted at the Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.
     Q: How many shares must be present to hold the meeting?
     A: To hold a vote on any proposal, a quorum must be present, which is a majority of the total votes entitled to be cast by the holders of the outstanding shares of Common Stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Meeting.
     Proposals 1 and 2 require approval by the affirmative vote of a majority of all votes cast at the Meeting. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval. Our Board of Directors unanimously recommends that you vote “FOR” the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock, and “FOR” the proposal to adjourn the Meeting, if necessary.
     Directors and executive officers of the Company beneficially hold approximately [5,257,721] shares of Company Common Stock, approximately [9.95] percent of all the votes entitled to be cast at the Meeting as of the Record Date.
     Q: What if a quorum is not present at the meeting?
     A: If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting. The Board of Directors must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting.
     Q: How may I revoke my proxy?
     A: You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Meeting:
•	Deliver to Seacoast a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	Sign and deliver to Seacoast a proxy card relating to the same shares and bearing a later date; or

•	Attend the Meeting and vote in person by written ballot, although attendance at the Meeting will not, by itself, revoke a proxy.
     Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

     Q: May I vote electronically via the Internet or telephone?
     A: If you are a shareholder of record, you may vote via the Internet or telephone as directed on the enclosed proxy card. If you are a beneficial owner of shares held in street name by a bank, broker or other nominee, the voting form sent to you by your bank or broker will provide instructions if such options are available.
     Q: Who will pay the expenses of proxy solicitation?
     A: The expense of preparing, printing and mailing this proxy statement, the notice of special meeting and the proxies solicited hereby will be borne by Seacoast. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials. Seacoast may retain other unaffiliated third parties to solicit proxies and pay the reasonable expenses and charges of such third parties for their services.
     Q: What is the recommendation of the Board of Directors with regard to the proposals?
     A: The Board of Directors of Seacoast believes the proposals described herein are in the best interests of the Company and its shareholders and, accordingly, unanimously recommends that the shareholders vote “FOR” the proposals identified in the Notice of Special Meeting.
     Q: Are there appraisal rights with respect to the proposals?
     A: There are no appraisal rights applicable to any matters to be considered at the Meeting.
     Important Notice regarding the availability of proxy materials for the special shareholder meeting to be held on December 3, 2009:
     This Notice of Special Meeting, Proxy Statement, and the accompanying proxy card may be accessed free of charge from the Internet at: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100425&gkp=203718.

PROPOSAL 1
APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 65 MILLION TO 130 MILLION
     On September 15, 2009, the Company’s Board of Directors unanimously approved a resolution recommending that Article IV of its Articles of Incorporation be amended to increase the number of shares of our authorized Common Stock to 130 million shares from 65 million shares, subject to the approval of the Company’s shareholders (the “Common Stock Proposal”). No change is being proposed to the authorized number of shares of the Company preferred stock, which will remain at 4 million.
The Common Stock Proposal
     The Common Stock Proposal would amend Section 4.01 of the Company’s Amended and Restated Articles of Incorporation to read in its entirety as follows with respect to total Shares authorized and to increase the total shares of Common Stock authorized:
4.01	General. The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 134,000,000 consisting of the following classes:
(1)	130,000,000 Shares of common stock, $.10 par value per share (“Common Stock”); and

(2)	4,000,000 Shares of preferred stock, $.10 par value per share (“Preferred Stock”).
No increase in Shares of Preferred Stock is proposed.
Reasons for the Common Stock Proposal
     On August 19, 2009, we completed a public offering (the “Underwritten Offering”) of 29,300,000 shares of our Common Stock at a price to the public of $2.25 per share for total gross proceeds of approximately $66 million. The underwriters of the Underwritten Offering exercised their over-allotment option to purchase an additional 4,375,000 shares of our Common Stock on August 25, 2009. Because the Underwriting Offering qualified as a “qualified equity offering” under the warrant that we issued to the United States Department of the Treasury pursuant to the Troubled Assets Relief Program Capital Purchase Program (“TARP CPP”), the number of shares of Common Stock underlying the warrant was reduced by 50% to 589,622.5.
     On August 10, 2009, we announced a proposed purchase of 6,000,000 shares of our Common Stock by CapGen Financial Partners (“CapGen”) in a separate offering (the “CapGen Offering”). CapGen’s designated affiliate intends to purchase shares of our Common Stock at $2.25 per share for total gross proceeds of approximately $13.5 million pursuant to a letter of intent (“LOI”). CapGen has completed its diligence of the Company, and the LOI with CapGen is subject to the execution and delivery of a definitive stock purchase agreement and contingent upon CapGen receiving the necessary regulatory approvals, and any approvals required of our shareholders, if any. We have also agreed to grant preemptive rights with respect to future offerings of our Common Stock to purchase pro rata share for a period of 24 months as long as CapGen retains ownership of all shares purchased in the CapGen Offering.
     As of the Record Date, there were 65 million shares of Common Stock currently authorized for issuance under the Company’s current Articles of Incorporation, with approximately 6,796,203 shares unissued and unreserved. Approximately 52,849,629 shares were issued and outstanding and approximately 5,354,168 were reserved for issuance upon the exercise of outstanding stock options, warrants and for future awards under stock-based compensation and stock purchase plans. Once the CapGen Offering is consummated, the total issued and outstanding shares will be further increased by 6,000,000 to 58,849,629 and the number of unissued and reserved shares will be reduced to 796,203. Additionally, the Company may issue additional Common Stock to the public or private investors for additional capital in the future and for other corporate and business purposes.

     As a result, the current authorized but unissued and unreserved shares of Common Stock may be insufficient in the future. The proposed amendment would increase the number of authorized shares of Common Stock by 65 million shares. The Board of Directors has determined that the Common Stock Proposal is desirable and in the shareholders best interest, since it would provide us additional flexibility by increasing the authorized number of shares of Common Stock available from time to time for corporate purposes, including, among other things, raising additional capital; issuing stock for possible acquisition transactions; stock dividends or stock splits; and for general corporate purposes.
     Effect of the Common Stock Proposal
     Adoption of the Common Stock Proposal would not affect the rights of the holders of currently outstanding Common Stock. If additional authorized shares of Common Stock or securities convert into, are exchangeable or exercisable for shares of Common Stock are issued, our existing shareholder could, depending upon the price realized, experience dilution of earnings per common share, equity per common share and voting rights. When and if additional shares of our Common Stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to one vote per share and to participate in dividends when and to the extent declared and paid.
     Proposal 1, if adopted, will ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use.
     Outstanding Capital Stock and Shares of Capital Stock Available for Issuance

Upon Effectiveness
	As of	of Proposed
	October 14, 2009	Amendment

Shares of Common Stock authorized	65,000,000	130,000,000
Shares of Common Stock issued and outstanding	[52,849,629]	[52,849,629]
Shares of Common Stock reserved for issuance	[5,354,168]	[5,354,168]
Shares of Common Stock to be issued in CapGen Offering	6,000,000	6,000,000
Shares of Common Stock available for future issuance after CapGen Offering	[796,203]	[65,796,203]
     The issuance of additional shares of Common Stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, if the shares were issued to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of the Company’s existing management. On this basis, the proposed increase in authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company.
     This Proposal 1 requires approval by the affirmative vote of a majority of votes cast at the Meeting if a quorum exists.
     The Board of Directors unanimously recommends a vote “FOR” Proposal 1.

PROPOSAL 2
ADJOURNMENT OF THE ANNUAL MEETING
     Proposal 2 would give the proxy holders discretionary authority to vote to adjourn the Meeting from time to time, if there are not sufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 1.
     If the Company desires to adjourn the Meeting, the presiding officer at the Meeting will request a motion that the Meeting be adjourned from time to time and no vote will be taken on the proposal at the originally scheduled Meeting. Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for Proposal 1.
     Approval of this Proposal 2 will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against Proposal 1. If the Company is unable to adjourn the Meeting to solicit additional proxies, Proposal 1 may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Meeting to approve Proposal 1. The Company has no reason to believe that an adjournment of the Meeting will be necessary at this time.
     This Proposal 2 requires approval by the affirmative vote of a majority of votes cast at the Meeting.
     The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PRINCIPAL SHAREHOLDERS AND VOTING SECURITIES
Principal Shareholders
     As of October 14, 2009, the only shareholders known to Seacoast to be the beneficial owners, as defined by SEC rules, of more than 5% of the outstanding shares of Common Stock were the following, for whom beneficial ownership information is set forth in the following table to our knowledge based on SEC filings. On August 10, 2009, we announced a proposed purchase of 6,000,000 shares of our Common Stock by CapGen in a separate offering. CapGen’s designated affiliate intends to purchase shares of our Common Stock at $2.25 per share pursuant to the LOI. We expect this offering to be consummated upon CapGen receiving the necessary regulatory approvals after the Record Date. Upon completion of this transaction, CapGen is expected to own approximately 10.20% of the [58,849,629] shares outstanding as of the Record Date for the Meeting plus the shares to be issued to CapGen when the contemplated transaction is completed.
     No change in control of Seacoast has occurred since December 31, 2008, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Seacoast through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Seacoast which may at a later date result in such a change in control of Seacoast.

Name and Address of	Number and Percent of Common Stock
Beneficial Owner	Beneficially Owned
	Number	%
Sandler O’Neill Asset Management, LLC (1)	5,200,000	9.84%
780 Third Avenue, 5th Floor
New York, NY 10017
CapGen Financial Partners (2)	6,000,000	10.20	%(2)
280 Park Avenue
40th Floor West
New York, NY 10017

(1)	The information regarding Sandler O’Neill Asset Management, LLC (“SOAM”), including the number and percent of Common Stock beneficially owned, is based solely upon the Schedule 13D dated August 14, 2009 filed with the Securities and Exchange Commission (“SEC”) and filed by SOAM with respect to Common Stock beneficially owned by SOAM as of August 31, 2009 (“Schedule 13D”). The Schedule 13D indicates that SOAM and Mr. Terry Maltese, in his capacity as President and managing member of SOAM, exercise shared voting and dispositive powers over all 5,200,000 shares of Common Stock beneficially owned by SOAM and certain related entities named and described in the Schedule 13D.

(2)	Subject to closing the transaction contemplated between the Company and CapGen and the percentage is based on pro forma total outstanding shares after the transaction is completed.

Security Ownership of Directors and Executive Officers
     The following table indicates for each Seacoast director and executive officer, as well as all executive officers and directors of Seacoast as a group, the number of shares of Common Stock beneficially owned on October 14, 2009. According to the terms of the LOI of the CapGen Offering, upon the closing of the CapGen Offering, CapGen will be entitled to appoint one director to our Board of Directors as long as CapGen retains ownership of all shares purchased in the CapGen Offering.

	Shares of Seacoast
	Beneficially Owned(1)
			Percentage of Class
Name	Common Stock		Outstanding
Directors
Stephen E. Bohner	55,930	(2)	(3)
Jeffrey C. Bruner (4)	92,401	(5)	(3)
John H. Crane	36,295	(6)	(3)
T. Michael Crook (4)	62,612	(7)	(3)
H. Gilbert Culbreth, Jr.	220,664	(8)	(3)
Christopher E. Fogal	74,581	(9)	(3)
Jeffrey S. Furst	207,729	(10)	(3)
A. Douglas Gilbert	84,070	(11)	(3)
Dale M. Hudson (12)	1,851,457	(13)	3.43%
Dennis S. Hudson, Jr. (12)	1,567,916	(14)	2.90%
Dennis S. Hudson, III (12)	1,561,949	(15)	2.89%
Thomas E. Rossin	40,331		(3)
Thomas H. Thurlow, Jr. (12)	98,238	(16)	(3)
Edwin E. Walpole III	290,266	(17)	(3)

Executive Officers But Not Also Directors
William R. Hahl	117,388	(18)	(3)
H. Russell Holland, III	32,730	(19)	(3)
O. Jean Strickland	200,194	(20)	(3)

All Executive Officers, and Directors as a group (17 persons)	5,472,975		10.13%

(1)	Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the SEC, under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors and executive officers possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2)	Includes 11,158 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Bohner has no voting or dispositive power.

(3)	Less than 1%.

(4)	Mr. Bruner is married to Mr. Crook’s sister. Mr. Bruner retired as a director of Seacoast and the Bank for personal reasons effective October 1, 2009.

(5)	Includes 57,567 shares held in two family trusts, as to which shares Mr. Bruner, as co-trustee with this brother, may be deemed to share both voting and investment power. Also includes 3,227 shares held by Mr. Bruner’s wife, as to which shares Mr. Bruner may be deemed to share both voting and investment power. Also includes 15,422 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Bruner has no voting or dispositive power.

(6)	All 36,295 shares are held jointly with Mr. Crane’s wife, as to which shares Mr. Crane may be deemed to share both voting and investment power.

(7)	Includes 24,107 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Crook has no voting or dispositive power.

(8)	Includes 110,000 shares held in a family limited liability company and 41,000 shares held in a family sub-S corporation, as to which shares Mr. Culbreth has sole voting and investment power. Also includes 5,000 shares held jointly with Mr. Culbreth’s children and 51,000 shares held jointly with his wife, as to which shares Mr. Culbreth may be deemed to share both voting and investment power.

(9)	Includes 22,450 shares are held jointly with Mr. Fogal’s wife and 3,687 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power.

(10)	Includes 21,558 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Furst, 90,398 shares held jointly with Mr. Furst’s wife, and 22,546 shares held by Mr. Furst’s wife, as to which shares Mr. Furst may be deemed to share both voting and investment power. Also includes 18,376 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Furst has no voting or dispositive power.

(11)	Includes 1,000 shares held jointly with Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share voting and investment power. Also includes 3,760 shares held in Mr. Gilbert’s IRA, and 9,907 shares held in the Company’s Profit Sharing Plan. Also includes 68,208 shares held by Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share both voting and investment power and as to which Mr. Gilbert disclaims beneficial ownership.

(12)	Dale M. Hudson and Dennis S. Hudson, Jr. are brothers. Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson.

(13)	Includes 1,456,121 shares held by Monroe Partners, Ltd., a family limited partnership (“Monroe Partners”) of which Mr. Hudson and his wife, Mary T. Hudson, are general partners. Mr. Hudson may be deemed to share both voting and investment power with respect to such shares with the other general partner, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 50% interest in Monroe Partners. Also includes 358,517 shares held jointly with Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 35,956 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power and as to which Mr. Hudson disclaims beneficial ownership. Also includes 863 shares held in the Company’s Profit Sharing Plan.

(14)	Includes 1,121,778 shares held by Sherwood Partners, of which Mr. Hudson, his wife, Anne P. Hudson, and his son, Dennis S. Hudson, III, are general partners, and Mr. Hudson, his wife and his children are limited partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 1.0% interest in Sherwood Partners. Also includes 156,476 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share both voting and investment power.

(15)	Includes 1,121,778 shares held by Sherwood Partners, Ltd., a family limited partnership (“Sherwood Partners”) of which Mr. Hudson and his mother and father, Anne P. Hudson and Dennis S. Hudson, Jr., are general partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 28.4% interest in Sherwood Partners and his beneficial interest in trusts having a 53.2% interest in Sherwood Partners. Also includes 156,407 shares held jointly with Mr. Hudson’s wife, which are pledged as security for a margin loan, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 84,856 shares held in the Company’s Profit Sharing Plan, 1,636 shares of time-based restricted stock that will vest within six months of the Record Date, and 99,000 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 1,400 shares held by Mr. Hudson’s wife as custodian for her son, as to which shares Mr. Hudson may be deemed to share voting and investment power and to and as to which Mr. Hudson disclaims beneficial ownership.

(16)	Includes 22,220 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Thurlow, and 27,417 shares owned by Mr. Thurlow’s wife, as to which shares Mr. Thurlow may be deemed to share both voting and investment power. Also includes 29,668 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Thurlow has no voting or dispositive power.

(17)	Includes 3,952 shares held jointly with Mr. Walpole’s daughter and 4,050 shares held by a corporation in which Mr. Walpole is a principal, as to which shares Mr. Walpole may be deemed to share both voting and investment power.

(18)	Includes 51,583 shares held jointly with Mr. Hahl’s wife and 373 shares held by Mr. Hahl as custodian for his granddaughters, as to which shares Mr. Hahl may be deemed to share both voting and investment power. Also includes 44,798 shares held in the Company’s Profit Sharing Plan, 389 shares of time-based restricted stock that will vest within six months of the Record Date, and 17,000 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(19)	Includes 24,881 shares held jointly with Mr. Holland’s wife and 2,000 shares held in a revocable trust, as to which shares Mr. Holland may be deemed to share both voting and investment power. Also includes 4,200 shares held in the Company’s Profit Sharing Plan, 40 shares of time-based restricted stock that will vest within six months of the Record Date, and 519 shares held in the Company’s Employee Stock Purchase Plan.

(20)	Includes 175,501 shares held jointly with Ms. Strickland’s husband, as to which shares Ms. Strickland may be deemed to share both voting and investment power. Also includes 10,273 shares held in the Company’s Profit Sharing Plan, 220 shares of time-based restricted stock that will vest within six months of the Record Date, and 14,200 shares that Ms. Strickland has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

SHAREHOLDER PROPOSALS FOR 2010
     To be considered for inclusion in the Company’s Proxy Statement and Proxy for the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting), a shareholder proposal must be received at the Company’s principal executive offices no later than December 31, 2009. The proposal would need to comply with Rule 14a-8 of the 1934 Act and Article IX of our Articles of Incorporation which list the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2010 Annual Meeting, but do not intend to have it included in our 2010 Proxy Statement, your proposal must be received at the Company’s principal executive offices by March 15, 2010, and if received later, will be considered untimely and, if presented at the 2010 Annual Meeting, the proxy holders will be able to exercise discretionary authority to vote shares on any such proposal to the extent authorized by Rule 14a-4(c) under the 1934 Act.
OTHER MATTERS
     Management of Seacoast does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.
OTHER INFORMATION
     The cost of soliciting Proxies for the Meeting will be paid by Seacoast. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials. Seacoast may retain other unaffiliated third parties to solicit proxies and pay reasonable expenses and charges of such third parties for their services.
     We maintain an Internet website at www.seacoastbanking.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this document.
By Order of the Board of Directors,

DENNIS S. HUDSON III
Chairman & Chief Executive Officer
October 23, 2009